KAMAN CORPORATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On January 3, 2020, Kaman Corporation (the "Company") completed the acquisition of Bal Seal Engineering, Inc. ("Bal Seal"), at a net purchase price of approximately $308.0 million, subject to working capital adjustments (the "Acquisition"). The Acquisition constitutes a significant acquisition for purposes of 2.01 of Current Report on Form 8-K. As a result, the following unaudited pro forma combined statement of operations for the year ended December 31, 2019 is presented as if the Acquisition and related events had occurred on January 1, 2019, the first day of fiscal year 2019. The following unaudited pro forma combined balance sheet as of December 31, 2019 is presented as if the Acquisition and related events had occurred on December 31, 2019. Both the Company and Bal Seal had calendar year-ends of December 31, 2019.

The unaudited pro forma financial statements have been derived from historical financial statements prepared in accordance with U.S. generally accepted accounting principles ("US GAAP") and are presented based on information currently available. In addition, the unaudited pro forma financial statements were based on, and should be read in conjunction with the consolidated financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and the audited consolidated financial statements of Bal Seal for the year ended December 31, 2019 attached hereto as Exhibit 99.1. The unaudited pro forma financial statements are intended for informational purposes only and are not intended to represent the Company's financial position or results of operations had the Acquisition and related events occurred on the dates indicated, or to project the Company's financial performance for any future period. Pro forma adjustments have been made for events that are directly attributable to the Acquisition, factually supportable and, with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the Company's consolidated operating results.

The unaudited pro forma combined statements include information, statements and assumptions that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may also be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will," and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

KAMAN CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019

	Kaman Corp(a)	Bal Seal Engineering	Pro forma Adjustments	Notes	Kaman Corp Pro forma
Net sales	$761,608	$90,800	$48	(b)	$852,456
Cost of sales	520,803	46,259	3,868	(b)(c)(d)(e)	570,930
Gross profit	240,805	44,541	(3,820)		281,526
Selling, general and administrative expenses	177,187	37,123	21,443	(c)(d)(f)(g)(h)(i)(j)	235,753
Costs from transition services agreement	4,673	—	—		4,673
Restructuring costs	1,558	—	—		1,558
Loss on sale of business	3,739	—	—		3,739
Net loss on sale of assets	237	—	—		237
Operating income	53,411	7,418	(25,263)		35,566
Interest expense (income), net	17,202	(162)	—		17,040
Non-service pension and post retirement benefit income	(396)	—	—		(396)
Income from transition services agreement	(3,673)	—	—		(3,673)
Other (income) expense, net	(309)	3,381	(3,736)	(k)	(664)
Earnings from continuing operations before income taxes	40,587	4,199	(21,527)		23,259
Income tax (benefit) expense	(15,859)	182	(4,656)	(l)	(20,333)
Earnings from continuing operations, net of tax	56,446	4,017	(16,871)		43,592

Earnings per share:
Basic earnings per share from continuing operations	$2.02				$1.56
Diluted earnings per share from continuing operations	$2.01				$1.55
Weighted average shares outstanding:
Basic	27,936				27,936
Diluted	28,092				28,092
See accompany notes to unaudited pro forma combined financial statements.

KAMAN CORPORATION UNAUDITED PRO FORMA COMBINED BALANCE SHEETS AS OF DECEMBER 31, 2019 (In thousands, except share and per share amounts)

	Kaman Corp(a)	Bal Seal Engineering	Pro forma Adjustments	Notes	Kaman Corp Pro Forma
Assets
Current assets:
Cash and cash equivalents	$471,540	$10,686	$(339,040)	(m)	$143,186
Restricted cash	—	—	24,745	(n)	$24,745
Accounts receivable, net	156,492	10,393	(592)	(b)	166,293
Contract assets	121,614	—	832	(b)	122,446
Contract costs, current portion	6,052	—	—		6,052
Inventories	156,353	13,528	(28)	(b)(e)	169,853
Income tax refunds receivable	8,069	—	3,575	(l)	11,644
Other current assets	16,368	2,561	(83)	(o)	18,846
Total current assets	936,488	37,168	(310,591)		663,065
Property, plant and equipment, net of accumulated depreciation	140,450	22,661	59,606	(p)	222,717
Operating right-of-use asset, net	15,159	—	653	(o)	15,812
Goodwill	195,314	—	100,645	(q)	295,959
Other intangible assets, net	53,439	—	100,000	(r)	153,439
Deferred income taxes	35,240	—	884	(l)	36,124
Contract costs, noncurrent portion	6,099	—	—		6,099
Other assets	36,754	193	(178)	(s)	36,769
Total assets	$1,418,943	$60,022	$(48,981)		$1,429,984

KAMAN CORPORATION UNAUDITED PRO FORMA COMBINED BALANCE SHEETS AS OF DECEMBER 31, 2019 (In thousands, except share and per share amounts)

	Kaman Corp(a)	Bal Seal Engineering	Pro forma Adjustments	Notes	Kaman Corp Pro Forma
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable – trade	$70,884	$1,291	$—		$72,175
Accrued salaries and wages	43,220	5,037	—		48,257
Contract liabilities, current portion	42,942	—	192	(b)	43,134
Operating lease liabilities, current portion	4,306	—	349	(o)	4,655
Income taxes payable	4,722	15	(15)	(l)	4,722
Other current liabilities	37,918	1,019	1,000	(t)	39,937
Total current liabilities	203,992	7,362	1,526		212,880
Long-term debt, excluding current portion, net of debt issuance costs	181,622	—	—		181,622
Deferred income taxes	6,994	—			6,994
Underfunded pension	97,246	—	—		97,246
Contract liabilities, noncurrent portion	37,855	—	—		37,855
Operating lease liabilities, noncurrent portion	11,617	—	221	(o)	11,838
Other long-term liabilities	56,415	1,932	—		58,347
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—	—		—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 30,058,455 shares issued	30,058	12	(12)	(u)	30,058
Additional paid-in capital	228,153	1,220	(1,220)	(u)	228,153
Retained earnings	820,666	49,496	(49,496)	(u)	820,666
Accumulated other comprehensive income (loss)	(150,893)	—	—		(150,893)
Less 2,219,332 shares of common stock, held in treasury, at cost	(104,782)	—	—		(104,782)
Total shareholders’ equity	823,202	50,728	(50,728)		823,202
Total liabilities and shareholders’ equity	$1,418,943	$60,022	$(48,981)		$1,429,984
See accompany notes to unaudited pro forma combined financial statements.

KAMAN CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

On January 3, 2020, Kaman Corporation (the "Company") completed the acquisition of Bal Seal Engineering, Inc. ("Bal Seal"), at a net purchase price of approximately $308.0 million, subject to working capital adjustments. Bal Seal is a leader in the design, development, and manufacturing of highly engineered products including precision springs, seals and contacts. Bal Seal has an established global presence, with manufacturing facilities across the United States and sales representation in the United States, Europe and Asia.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States ("GAAP") and were derived based on the financial statements of the Company and Bal Seal and adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined company's results. Reclassification adjustments have been made in the presentation of Bal Seal amounts to conform to GAAP and to the Company's presentation. Adjustments are described in the accompanying notes to the unaudited pro forma combined financial statements.

2.	PURCHASE PRICE ALLOCATION

The total preliminary purchase price for Bal Seal was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their preliminary fair values as of the acquisition date. The excess of the purchase price over the preliminary net assets (including identifiable intangible assets) was recorded as goodwill. The purchase price was allocated based upon preliminary estimates and assumptions that are subject to change as the Company finalizes the fair values of assets and liabilities assumed over the one year measurement period. The final purchase price allocation may differ from that reflected in the unaudited pro forma combined financial statements.

The following is a preliminary fair value estimate of the assets acquired and liabilities assumed by the Company in the acquisition of Bal Seal as of January 3, 2020:

(In thousands)
Cash	$10,953
Restricted cash	1,932
Accounts receivable	9,525
Contract assets	784
Inventories	13,500
Property, plant and equipment	82,267
Operating right-of-use asset	653
Other tangible assets	2,492
Goodwill	96,642
Other intangible assets	100,000
Liabilities	(10,561)
Net assets acquired(1)	308,187
Less cash received	(12,885)
Net consideration	$295,302

(1) The net assets acquired reflects a purchase price of $331.0 million less restricted cash of $22.8 million associated with Bal Seal employee retention plans. At December 31, 2019, $1.9 million in costs associated with these employee retention plans were included in other long-term liabilities on Bal Seal's Consolidated Balance Sheet. Upon the transaction closing, the Company funded $24.7 million associated with these employee retention plans into escrow accounts. Eligible participants will receive an allocation of the escrow balance one year following the acquisition date.

Identifiable intangible assets

The estimated fair value of the identifiable intangible assets and the associated estimated useful lives (in years) are as follows:

	Estimated Fair Value (in thousands)	Useful Life
Customer relationships	$60,600	30-34 years
Backlog	$1,500	1 year
Trade name	$11,000	Indefinite
Developed technologies	$26,900	7-13 years

The estimated amortization of the identifiable intangible assets for the five years following the acquisition are as follows:

	2020	2021	2022	2023	2024
Customer relationships	$1,928	$1,928	$1,928	$1,928	$1,928
Backlog	$1,500	$—	$—	$—	$—
Developed technologies	$3,035	$3,035	$3,035	$3,035	$3,035

Goodwill

Goodwill represents the excess of the purchase consideration transferred over the fair value of assets and liabilities assumed on the acquisition date. Goodwill is not amortized.

3.    PRO FORMA ADJUSTMENTS

Reclassification adjustments have been made in the presentation of Bal Seal amounts to conform to GAAP and to the Company's presentation. The following adjustments have been reflected in the unaudited combined pro forma financial statements:

(a) Reflects the Company's US GAAP consolidated financial statements, as reported, before pro forma adjustments related to the acquisition of Bal Seal Engineering, Inc.

(b) Bal Seal adopted Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers, in the year ended December 31, 2019. The pro forma adjustments include an adjustment to sales that is not material and an adjustment to cost of goods sold of $0.2 million related to activity for over time contracts for the year ended December 31, 2019 to conform with the Company's presentation. The adjustments also include the reclassification of balances for contract assets of and contract liabilities that were included in accounts receivable in Bal Seal's financial statements.

(c) Includes the pro forma adjustment to reclassify $6.2 million in expenses recorded in selling, general and administrative expenses to cost of goods sold to conform with the Company's presentation.

(d) Includes the pro forma adjustments for the reduction in net expense associated with the buildings purchased by the Company in the acquisition that were previously leased by Bal Seal. The reduction in expense impacts cost of goods sold by $2.6 million and selling, general and administrative expenses by $1.6 million.

(e) Includes the pro forma adjustment for the step up in fair value of inventory of $0.1 million.

(f) Includes the pro forma adjustment for the incremental amortization of intangible assets of $6.5 million. The amortization of intangible assets has been calculated based on their respective fair values and amortized over the estimated useful life.

(g) Includes the pro forma adjustment for the incremental compensation expense of $22.8 million associated with the Bal Seal employee retention plans.

(h) Reflects the pro forma adjustment for the elimination of $0.2 million in fees associated with Bal Seal's board of directors.

(i) Reflects the pro forma adjustment for the reduction in salary of Bal Seal's previous owner of $0.3 million.

(j) Reflects the pro forma adjustment for the timing of costs associated with acquisition incurred by the Company of $0.4 million.

(k) Reflects the pro forma adjustment for the elimination of transaction expenses associated with the acquisition incurred by Bal Seal.

(l) Reflects the pro forma adjustments for income tax related items, which were determined using a blended tax rate.

(m) Includes the pro forma adjustment for the Company's cash outlay of $339.0 million for the acquisition of Bal Seal.

(n) Includes the pro forma adjustment for $24.7 million of cash funded into escrow accounts for the Bal Seal employee retention plans.

(o) Reflects the pro forma adjustments for the adoption of ASU 2016-02, Leases.

(p) Reflects the pro forma adjustment for the step up in fair value of property, plant and equipment.

(q) Reflects the pro forma adjustment for goodwill acquired.

(r) Reflects the pro forma adjustment for the fair value of other intangible assets acquired.

(s) Reflects the pro form adjustment to write-off an exclusivity agreement.

(t) Reflects the pro forma adjustment to accrue for a charitable contribution included in the consideration for the acquisition of Bal Seal.

(u) Reflects the pro forma adjustments to eliminate Bal Seal's equity.